EXHIBIT 10.13
AMENDMENT
TO
LOAN AND SECURITY AGREEMENT
     This Amendment (this “Amendment”) is made as of September 29, 2006, by and among ATHERSYS, INC., a Delaware corporation (“Athersys”), ADVANCED BIOTHERAPEUTICS, INC., a Delaware corporation (“ABI,” and collectively with Athersys, the “Borrowers”), and VENTURE LENDING & LEASING IV, INC. (“VLL4”), and COSTELLA KIRSCH IV, L.P. (“CK,” and collectively with VLL4, the “Lenders”).
     A. Borrowers and Lenders are parties to that certain Loan and Security Agreement dated as of November 2, 2004 (the “Loan and Security Agreement”), together with a Supplement (the “Supplement”) thereto of even date therewith (sometimes referred to together as the “Loan Agreement”).
     B. Athersys intends to raise additional capital through a new convertible bridge financing and/or a new round of equity financing in which it proposes to raise aggregate gross proceeds of not less than $10,000,000. Borrowers have requested that Lenders temporarily reduce the amount of the monthly repayment obligation of Borrowers by deferring principal on the Loans and permitting interest-only payments on the Loans, in each case for up to four months, subject to certain terms and conditions.
     C. Lenders are willing to provide such accommodations on the terms and subject to the conditions set forth in this Amendment.
     D. Except where the context otherwise requires, or unless this Amendment otherwise provides, all words and expressions defined in the Loan Agreement when used or referred to in this Amendment shall have the same meaning as those provided for in the Loan Agreement.
     NOW, THEREFORE, in consideration of the mutual obligations in this Amendment and the Loan Agreement, and for other good consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:
     1. Defined Terms. All capitalized terms used in this Amendment and not otherwise defined herein have the meanings ascribed to them in Article 10 of the Loan and Security Agreement and in the Supplement. The following defined terms are also used in this Amendment:
          “Next Round” means the next bona fide sale of equity securities (including debt securities convertible into equity securities) by Athersys after September 30, 2006 resulting in aggregate gross proceeds of at least $10,000,000.00 from one or more financial (as opposed to strategic) investors in a single transaction or a series of related transactions. The receipt by Athersys after September 30, 2006 of gross proceeds from the issuance of bridge notes convertible into such equity securities shall be counted toward the foregoing dollar amount.

          “Next Round Securities” means the equity securities of Athersys issued and sold in the Next Round; provided, however, that in the case of an issuance of debt securities convertible into equity securities, “Next Round Securities” means the equity securities issuable upon conversion of such debt securities.
          “Deferral Period” means the period commencing October 1, 2006, and ending on the earliest of (i) January 2, 2007, (ii) the non-payment of an Interest-only Payment (as defined below) when due as set forth in Table 1 (in Section 2.1 of this Amendment), (iii) the occurrence of an Event of Default, and (iv) the date on which the Borrowers elect to pay the deferred principal portion of the Loans.
     2. Deferral of Principal; Restructured Amortization. Notwithstanding anything to the contrary contained in the Loan Agreement or in any Note made and delivered in connection with an outstanding Loan, the parties agree that:
          2.1 Interest-Only Payments. Commencing on the first day of the first month of the Deferral Period, and continuing on the first Business Day of each successive month during the Deferral Period, the principal portion of the regularly scheduled amortization payments under each of Lenders’ Notes shall be deferred until the expiration of the Deferral Period, and only the interest set forth in Table 1 below (each, an “Interest-only Payment”) shall be due and owing:
Table 1:

	Interest-only	Interest-only
Interest-only Payment Date	Payment to CK	Payment to VLL4
October 1, 2006	$14,617.14	$44,017.11
November 1, 2006	$14,617.14	$44,017.11
December 1, 2006	$14,617.14	$44,017.11
January 2, 2007	$14,617.14	$44,017.11
Borrowers may pay the deferred principal portion of the Loans at any time without premium or penalty. The deferral of principal and payment of interest only during the Deferral Period is subject, in the case of each monthly payment, to the occurrence of each event shown in Table 2 below on or before the first Business Day of the corresponding month:
Table 2:

Interest-only Payment Date	Condition Precedent Event
October 1, 2006	On or before 10/1/06, Athersys shall have received one or more bona fide letters of intent, in form and substance reasonably satisfactory to Lenders, from investors expressing an intent to invest in the Next Round.

November 1, 2006	On or before 11/1/06, Athersys shall have obtained gross proceeds of at least $1.5 million from a convertible bridge financing and/or an equity financing.

December 1, 2006	Satisfaction of the above condition to the November 1 Interest-only Payment

January 2, 2007	Satisfaction of the above condition to the November 1 Interest-only Payment

          2.2 Payment of Deferred Principal. The parties acknowledge and agree that the total amount of principal that would otherwise have been paid during the full Deferral Period under the outstanding Notes is $890,233.47, which is allocated between the Lenders as shown in the following Table 3 (each, a “Deferred Amount”):
Table 3:

Month of Deferral Period	Deferred Amounts:
	CK Loans	VLL4 Loans	Totals
October 2006	$54,774.36	$164,157.39	$218,931.75
November 2006	$55,372.94	$165,958.97	$221,331.91
December 2006	$55,978.05	$167,780.32	$223,758.37
January 2007	$56,589.77	$169,621.67	$226,211.44
Totals:	$222,715.12	$667,518.35	$890,233.47
If Borrowers are entitled to make each of the four Interest-only Payments to Lenders in accordance with the terms of this Amendment, unless Athersys has closed the Next Round by January 16, 2007, the total outstanding Deferred Amounts shall become due and payable in full on the later of (i) January 16, 2007 and (ii) the date on which Athersys receives at least $5,000,000 of gross proceeds from a strategic investor from the issuance of either debt or equity securities. If the Next Round has closed prior to January 16, 2007, then each Lender’s total outstanding Deferred Amounts shall be fully amortized, together with interest thereon at the rate(s) per annum applicable to the Loans, in the same number of equal monthly installments that remain under each of the Note(s) evidencing the Loans, commencing February 1, 2007 (and payable with the regular amortization payments required under Section 2.3 below).
          2.3 Resumption of Regularly Scheduled Amortization Installments. Commencing on the first day of the month after the termination of the Deferral Period (whether scheduled or accelerated, and in any event no later than February 1, 2007), Borrowers shall resume payments in the full amount of the regularly scheduled monthly amortization payments of principal and interest called for under each of the Notes evidencing the Loans.
          2.4 Interest Rate. Notwithstanding the terms of this Amendment, the Loans shall continue to accrue interest at the rate(s) per annum prescribed in the Loan Agreement and the Notes.
     3. Issuance of Additional Warrants to Lenders; Vesting Schedule. As consideration for the execution and delivery of this Amendment, contemporaneously with the closing of the Next Round, Athersys shall issue and deliver to each of the Lenders a warrant (the “Additional Warrants”) to purchase up to its ratable portion (that is, 25% to CK and 75% to VLL4) of a number of shares of Next Round Securities with an initial per share exercise price equal to the lowest per share price paid (or, in the case of an issuance of convertible debt securities, the conversion price thereof) by any new investor in the Next Round (the “Exercise Price”); the total number of shares of Next Round Securities for which the Additional Warrants shall be exercisable initially (the “Initial Number of Shares”) shall be equal to the quotient obtained by dividing 50% of $890,233.47 ($445,116,74) by the Exercise Price. Each Additional Warrant shall be vested and exercisable by the holder thereof immediately upon issuance for up to one-half (1/2) of the Lender’s ratable portion of the Initial Number of Shares, and shall thereafter become vested and exercisable for an additional one-quarter (1/4) of the Lender’s ratable portion of the Initial Number of Shares if the Deferred Period has not expired as of December 2, 2006, and shall become vested and exercisable for the remaining one-quarter (1/4) of the Initial Number of Shares if the Deferral Period has not expired as of January 3, 2007. In all other respects, the Additional Warrants shall substantially be in the same form as the form of warrant attached as Exhibit D-1 to the Supplement, and the securities issuable thereunder shall entitle Lenders to the same rights, preferences and privileges as granted to the investors in connection with the Next Round. Athersys acknowledges that VLL4 has assigned its rights to receive its Additional Warrant to its parent, Venture Lending & Leasing IV, LLC; in connection therewith, Athersys shall issue the warrant directly to Venture Lending & Leasing IV, LLC.
     As a condition precedent to the issuance of Additional Warrants and any securities issuable upon exercise thereof to any Lender (or assignee thereof), each Lender (or assignee thereof) must execute an instrument of joinder agreeing to be bound by the terms and conditions of that certain Amended and Restated Stockholders’ Agreement, dated as of April 28, 2000, among Athersys and certain of its stockholders, namely, Biotech 3 Investment, LLC, Elan International Services, Inc., and the Class C Investors and the Class F Investors (as defined therein), and any transferee and/or assignees thereof (as amended, the “Stockholders’ Agreement”) or any other stockholders’ agreement of Athersys in existence immediately prior to such issuance.
     4. Effectiveness of Amendment; Continued Effect of Original Agreement.
          4.1 Continued Effect of Original Agreement. All provisions of the Loan Agreement and other Loan Documents, except as modified by this Amendment, shall remain in full force and effect. This Amendment shall not operate as a waiver of any condition or obligation imposed on the parties under the Loan Agreement. Notwithstanding anything to the contrary in the foregoing, the consummation of the Next Round shall not be deemed to be an Event of Default under Section 7.1(h) of the Loan and Security Agreement.
          4.2 Interpretation of Amendment. In the event of any conflict, inconsistency, or incongruity between any provision of this Amendment and any provision of the Loan Documents, the provisions of this Amendment shall govern and control.
          4.3 Conditions to Effectiveness. This Amendment shall not be effective until each of the following conditions precedent has been fulfilled to the satisfaction of Lenders:
               (a) This Amendment shall have been duly executed and delivered by the respective parties hereto and, shall be in full force and effect and shall be in form and substance reasonably satisfactory to Lenders.

               (b) All action on the part of Borrowers necessary for the valid execution, delivery and performance by Borrowers of this Amendment shall have been duly and effectively taken; provided, however, that Lenders acknowledge that, in connection with the issuance of the Additional Warrants, Athersys must either obtain the requisite approval of certain of its stockholders to waive their rights of first refusal under the Stockholders’ Agreement or the requisite period of time must elapse after Athersys provides notice to certain of its stockholders under the Stockholders’ Agreement. Athersys will seek a waiver of such stockholders’ rights of first refusal or give a New Issue Notice (as defined in the Stockholders’ Agreement) to such stockholders, describing the terms and conditions on which Lenders have agreed to defer principal payments as consideration for the issuance of the Additional Warrants.
          4.4 Borrowers’ Representations. Each Borrower hereby represents and warrants to Lenders that: such Borrower has full corporate power and authority to execute and deliver this Amendment and to perform the obligations of its part to be performed hereunder and under the Loan Agreement as amended hereby; such Borrower has taken all necessary action, corporate or otherwise, to authorize the execution and delivery of this Amendment; no consent or approval of any person, no waiver of any lien or similar right, and no consent, license, approval or authorization of any governmental authority or agency is or will be required in connection with the execution or delivery by such Borrower of this Amendment or the performance by such Borrower of the Loan Documents as amended hereby; and this Amendment and the Loan Documents as amended hereby are, or upon delivery thereof to Lenders will be, the legal, valid and binding obligations of such Borrower, enforceable against such Borrower in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally; provided, however, that, notwithstanding anything to the contrary in the foregoing, to issue the Additional Warrants, Athersys must either obtain the requisite approval of certain of its stockholders to waive their rights of first refusal under the Stockholders’ Agreement or the requisite period of time must elapse after Athersys provides notice to certain of its stockholders under the Stockholders’ Agreement.
     5. Miscellaneous.
          5.1 Successors and Assigns. The terms and conditions of this Amendment shall inure to the benefit of and be binding upon the respective successors and assigns of the parties.
          5.2 Governing Law. This Amendment shall be governed by and construed under the internal laws of the State of California.
          5.3 Amendments and Waivers. Any term of this Amendment may be amended and the observance of any term of this Amendment may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of Borrowers and Lenders.
          5.4 Severability. If one or more provisions of this Amendment are held to be unenforceable under applicable law, such provision shall be excluded from this Amendment and the balance of the Amendment shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.
          5.5 Entire Agreement. This Amendment and the Loan Documents and the exhibits and schedules hereto and thereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof.
          5.6 Fees and Costs. All reasonable legal fees and costs incurred by Lenders in connection with the preparation, negotiation and execution of this Amendment and the Additional Warrants shall be reimbursed by Borrowers by addition of such amounts to the outstanding balance of the Loans.
          5.7 Counterparts. This Amendment may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same agreement.
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[Signature Page to First Amendment to Loan Agreement]
     IN WITNESS WHEREOF, the parties have caused this Amendment to Loan and Security Agreement to be duly executed as of the date and year first written above.

BORROWERS: ATHERSYS, INC.
By:
Name:
Title:

ADVANCED BIOTHERAPEUTICS, INC.
By:
Name:
Title:

LENDERS: VENTURE LENDING & LEASING IV, INC., as a Lender and in its capacity as Agent
By:
Name:
Title:

COSTELLA KIRSCH IV, L.P., as a Lender
By:
Name:
Title: